Dwight Ryan                             Noonan/Russo Communications, Inc.
 Vice President and                      (212) 696-4455
 Chief Financial Officer                 Heather Hennessy (media) ext. 274
 IntegraMed America                      Jessica Livingston (investor) ext. 229
 (914) 253-8000 ext. 243                 e-mail: news@noonanrusso.com

           INTEGRAMED AMERICA ANNOUNCES A PROPOSED MANAGEMENT CONTRACT
                    WITH SHADY GROVE FERTILITY CENTERS, INC.
    - The Company Announces A Financing By Morgan Stanley Venture Partners -


Purchase, NY, January 26, 1998 - IntegraMed America, Inc. (Nasdaq: INMD) today announced it signed a letter of intent providing for the purchase by the Company of Shady Grove Fertility Centers, Inc. ("SGFC") and a long-term management agreement with its shareholders. This transaction, expected to close in February 1998, will be the second significant acquisition and fourth management agreement that IntegraMed America has completed in the last five months. In addition, IntegraMed America also announced that it closed on an equity private placement of $5.5 million with Morgan Stanley Venture Partners III, L.P., the venture capital affiliate of Morgan Stanley, Dean Witter, Discover & Co. (NYSE: MWD) providing for the purchase of 3,235,294 shares of Common Stock at a price of $1.70 per share and 240,000 Warrants to purchase shares of Common Stock, at a nominal exercise price.

SGFC's       physician      group       practice,       located      in      the
Maryland/Washington/NorthernVirginia area, is one of the leading infertility providers in the country. The group provides a full range of infertility services including in vitro fertilization, intracytoplasmic sperm injection, embryo cryopreservation, assisted hatching, egg donation and other assisted reproductive technologies (ART) services. With four locations in the Maryland/Washington/Northern Virginia area, the group practice has developed an effective strategy to concentrate high cost ART services in a single location while covering an extended geographic area in one of the largest and most important ART markets in the country.

Led by Michael J. Levy, MD; Arthur W. Sagoskin, MD; and Robert J. Stillman, MD, SGFC was founded in 1982 and has since grown over the years through mergers of medical practices, the most recent of which was with Robert J. Stillman, MD in April 1997. "We decided to affiliate with IntegraMed America's network based on its reputation of managing medical practices which offer the highest quality of care, as well as its commitment to provide these practices with cutting edge technology and reduced costs," said Michael Levy, MD.

In 1997, SGFC had unaudited clinical revenues of approximately $7.2 million. Based on the terms of the transaction, which provide that the Company's management fees will be comprised of reimbursed costs of services and a fixed percentage of revenues, plus an additional variable percentage of SGFC's revenues, it is anticipated that SGFC will have a positive impact on the Company's results of operations.

"We are looking forward to having SGFC as a part of our growing network of physicians," said Gerardo Canet, President and Chief Executive Officer of IntegraMed America. "This acquisition increases our geographic reach in the
Maryland/Washington/Northern Virginia area and follows our strategy of developing physician group practices in major market areas. Morgan Stanley's investment significantly strengthens our financial position and we believe that their participation as an investor reinforces our position as a leader in the infertility industry."

Fazle Husain, General Partner of Morgan Stanley Venture Partners, said today, "Our extensive research in the infertility industry demonstrated the growth potential of this niche market. IntegraMed America is a leading practice management company in the industry, and its strong leadership and aggressive business plans make it an exciting investment for us."

IntegraMed America, based in Purchase, New York, is the largest physician practice management company specializing in infertility and ART services. The Company facilitates growth and development of its Network sites through access to clinical, management, marketing and capital support. The Company manages 10 reproductive sciences Network sites in eight states and the District of Columbia. Currently, there are approximately 6.1 million infertile couples in the United States, totaling a $1 billion U.S. infertility market.


                                      ####

Statements contained in this press release that are not based on historical fact, including statements regarding revenues and future expansion of IntegraMed America, are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Network sites managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

Editor's Notes:
This release is available on the Internet at http://www.noonanrusso.com.